Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Hutchison China MediTech Limited of our report dated March 3, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Hutchison China MediTech Limited’s Annual Report on Form 20-F for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Hong Kong
April 6, 2020